Exhibit (a)(1)(a)

TRIKON TECHNOLOGIES, INC.

CONSENT SOLICITATION STATEMENT

October 28, 2005

TRIKON TECHNOLOGIES, INC.

Solicitation for Consent to Assumption of Trikon Option by New Athletics, Inc.

This solicitation will expire at 5:00 p.m., Pacific Time, on November 30, 2005 unless we extend it.

By this solicitation, we are seeking your consent to the assumption of outstanding options (the “Options”) granted under the Trikon Technologies, Inc. (United Kingdom Companies) Share Option Scheme, as amended May 24, 2000 (the “UK Option Scheme”), a sub-plan under Trikon’s 1991 Stock Option Plan, whether vested or unvested, by New Athletics, Inc. (“New Athletics”).

As you may be aware, Trikon Technologies, Inc. (“Trikon” or the “Company”), has entered into an Agreement and Plan of Merger, dated as of March 14, 2005, as amended, by and among Trikon, Aviza Technology, Inc. (“Aviza”), New Athletics, Baseball Acquisition Corp. I and Baseball Acquisition Corp. II (the “Merger Agreement”), pursuant to which Trikon and Aviza will consolidate under New Athletics (the “Merger”). The Merger consists of two mergers that will occur consecutively, one after the other. In order to effectuate the Merger, Aviza and Trikon jointly formed New Athletics with two subsidiaries, Baseball Acquisition Corp. I and Baseball Acquisition Corp. II. At the effective time of the Merger, Baseball Acquisition Corp. II will merge with and into Aviza, with Aviza surviving the merger as a subsidiary of New Athletics. Immediately following that merger, an additional merger will occur in which Baseball Acquisition Corp. I will merge with and into Trikon, with Trikon surviving the merger as a subsidiary of New Athletics. As a consequence of the Merger, Trikon and Aviza will each become a subsidiary of New Athletics, and stockholders of Trikon and Aviza will become stockholders of New Athletics.

As you know, your Options were granted under the UK Option Scheme. Pursuant to Section 2.4.1 of the Merger Agreement, New Athletics will assume all unexercised and unexpired options to purchase Trikon common stock granted under Trikon’s stock option plans, including the Options.

Pursuant to Rules 7.1 and 7.4 of the UK Option Scheme, Option holders must consent to the assumption of their Options by New Athletics in order for New Athletics to be able to assume their Options. Holders of the Options who give their consent to the assumption of their Options by New Athletics would effectively be agreeing with New Athletics to release their “Subsisting Options” in exchange for a “New Option” (as such terms are defined in Rule 7.4 of the UK Option Scheme), in accordance with Rule 7.4 of the UK Option Scheme. This consent solicitation to New Athletics’s assumption of the Options (the “Consent Solicitation”) is, in effect, an offer by Trikon to the holders of the Options to exchange their existing Option, that is incapable of being assumed by New Athletics without their consent, with a new Option that is identical to the existing Option, and in addition is capable of being assumed by New Athletics pursuant to the Merger Agreement and in accordance with Rules 7.4 of the UK Option Scheme.

We are writing to you to explain the consequences of both consenting to New Athletics’s assumption of your Options by signing and returning the attached consent letter (the “Consent Letter”) or not signing the Consent Letter and thereby not consenting to New Athletics’s assumption of your Options.

If you sign the Consent Letter and return it to Trikon, each Option you hold that is outstanding immediately prior to the effective time of the Merger will become an option to purchase 0.333 of a share of New Athletics common stock at an exercise price adjusted accordingly. This exchange ratio may be changed upon mutual agreement of the respective board of directors of Trikon and Aviza. However, if the exchange ratio is altered, the aggregate value of your Options will not be affected. Each Option so assumed will continue to have, and be subject to, the same terms and conditions applicable prior to the Merger.

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If you do not consent to the assumption of your Options by New Athletics, pursuant to Rule 7.1 of the UK Option Scheme, all your “Subsisting Options” (as such term is defined in Rule 7.4 of the UK Option Scheme) will fully vest upon the completion of the Merger and become immediately exercisable for shares of Trikon common stock for a period of six (6) months following the date of the completion of the Merger. Any such accelerated “Subsisting Options” (as such term is defined in Rule 7.4 of the UK Option Scheme) that are not exercised on or prior to the six-month anniversary of the completion of the Merger will lapse in accordance with Rule 6.2(v) of the UK Option Scheme. However, after the Merger, Trikon will be a subsidiary of New Athletics and there will be no public market for shares of Trikon common stock. In addition, if any Option holder exercises Options to purchase shares of Trikon common stock after completion of the Merger, New Athletics intends to effect a merger of Trikon with and into a wholly owned subsidiary of New Athletics that will result in the cancellation of all shares of Trikon common stock for consideration that is no greater than the consideration that a holder of Trikon common stock would receive in the Merger. As a result, if you choose not to sign the Consent Letter and return it to Trikon and thereby consent to New Athletics’s assumption of your Options and you choose to exercise your Options after the completion of the Merger, you should be aware that the shares of Trikon common stock that you will receive following the exercise of your Options will be cancelled without your receiving any consideration greater than the consideration that a holder of Trikon common stock would receive in the Merger. Please take this into careful consideration in making your decision.

See “Risk Factors” beginning on page 15 and the information set forth in the proxy statement/prospectus (the “Proxy Statement/Prospectus”) which forms a part of New Athletics’s registration statement on Form S-4 (File No. 333-126098) filed with the Securities and Exchange Commission (the “Commission”), in connection with the Merger (the “Registration Statement”), under the caption “Risk Factors” on pages 15 to 30 of the Proxy Statement/Prospectus, for a discussion of risks that you should consider in connection with this Consent Solicitation Statement.

Additional Information and Where to Find It

WE URGE YOU TO READ THE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT NEW ATHLETICS, TRIKON AND AVIZA AND THE PROPOSED MERGER. You may access the Registration Statement and the other relevant documents filed with the U.S. Securities and Exchange Commission (the “Commission”) at the Commission’s website at http://www.sec.gov and may also obtain free copies of the Registration Statement by writing to Trikon Technologies, Inc., Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, Attention: Investor Relations. Information regarding the identity of persons who may, under the Commission’s rules, be deemed to be participants in the solicitation of stockholders of Trikon in connection with the proposed transaction, and their interests in the solicitation, is set forth in the Proxy Statement/Prospectus.

IMPORTANT

If you decide to consent to New Athletics’s assumption of your Options, please sign the Consent Letter where indicated below and send a copy of your signed Consent Letter via facsimile to Martyn Tuffery at +44 1633 414 141 (United Kingdom) and send an original of your signed Consent Letter by mail, also to Martyn Tuffery’s attention at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK. Please send your signed Consent Letter by November 30, 2005. You should retain a duplicate of your signed Consent Letter for your records.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

If you have any questions regarding the Consent Letter, please do not hesitate to contact Chris Matthews or Martyn Tuffery, via phone or at the e-mail address provided below.

Consent solicitation dated October 28, 2005.

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You should rely only on the information contained in this Consent Solicitation Statement or documents to which we have referred you. We have not authorized anyone to provide you with different information. By soliciting your consent as described herein, we are not making an offer of the new options in any jurisdiction where the Consent Solicitation is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to Option holders in any of these jurisdictions. You should not assume that the information provided in this Consent Solicitation Statement is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Consent Solicitation Statement. This Consent Solicitation Statement summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

TABLE OF CONTENTS

SUMMARY TERM SHEET AND Q&A		1

RISKS OF PARTICIPATING IN THE OFFER		6

THE OFFER		8

1.	Eligibility	8
2.	Number of options; expiration date	8
3.	Purpose of the Consent Solicitation	9
4.	Procedures for consenting to New Athletics’s assumption of Options	9
5.	Withdrawal of consent	10
6.	Assumption of Options; Options not assumed	10
7.	Conditions of the Consent Solicitation	11
8.	Price range of shares underlying the Options	12
9.	Merger; terms of Assumed Options	12
10.	Information concerning Trikon	12
11.	Interests of directors and executive officers	12
13.	Legal matters; regulatory approvals	13
14.	Material income tax consequences	13
16.	Extension of Consent Solicitation; termination; amendment	13
17.	Fees and expenses	14
18.	Additional information	14
19.	Financial statements	14
20.	Miscellaneous	15

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Consent Solicitation. You should carefully read this entire Consent Solicitation Statement, the Proxy Statement/Prospectus, and the Consent Letter with its associated instructions. This Consent Solicitation Statement is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Consent Solicitation Statement and the other offer documents. We have included in this summary references to other sections in this Consent Solicitation Statement to help you find a more complete description of these topics.

Q1.	What is the solicitation?

A1.	As you may be aware, Trikon has entered into the Merger Agreement with Aviza, New Athletics, Baseball Acquisition Corp. I and Baseball Acquisition Corp. II pursuant to which Trikon and Aviza will consolidate under New Athletics. As a consequence of the Merger, Trikon and Aviza will each become a subsidiary of New Athletics, and stockholders of Trikon and Aviza will become stockholders of New Athletics.

Pursuant to Section 2.4.1 of the Merger Agreement, New Athletics will assume all unexercised and unexpired options to purchase Trikon common stock granted under Trikon’s stock option plans, including the Options.

As you know, your Options were granted under the UK Option Scheme. Pursuant to Rules 7.1 and 7.4 of the UK Option Scheme, as an Option holder you must consent to the assumption of your Options by New Athletics within six months from the closing of the Merger, in order for New Athletics to assume your Options.

Holders of the Options who give their consent to the assumption of their Options by New Athletics would effectively be agreeing with New Athletics to release their “Subsisting Options” in exchange for a “New Option” (as such terms are defined in Rule 7.4 of the UK Option Scheme), in accordance with Rule 7.4 of the UK Option Scheme.

The Consent Solicitation to New Athletics’s assumption of the Options is, in effect, an offer by Trikon to the holders of the Options to exchange their existing Option, which is incapable of being assumed by New Athletics without their consent, with a new Option that is identical to the existing Option, and in addition is capable of being assumed by New Athletics pursuant to the Merger Agreement and in accordance with Rules 7.4 of the UK Option Scheme.

The following is a brief summary of the terms of this solicitation:

For the purposes of the Consent Solicitation, Trikon has (i) filed with the Commission a Tender Offer Statement pursuant to Rule 13e-4 of the Securities Exchange Act of 1934 on Schedule TO and (ii) delivered this Consent Solicitation Statement and the Consent Letter to you, soliciting your consent as a holder of Options to the assumption of your outstanding Options by New Athletics.

In accordance with Rule 14e-1 under the Securities Exchange Act of 1934, Trikon will hold this solicitation open for at least 20 business days from the date this Consent Solicitation Statement is first published, sent or given to holders of Options.

After the Consent Solicitation expires, Trikon will file with the Commission a supplement to the Tender Offer Statement on Schedule TO that sets forth the number of Options with respect to which Trikon received consents to New Athletics’s assumption of such Options.

Eligible Options

•	All Options granted under our UK Option Scheme, whether vested or unvested and that are outstanding as of the date of this Consent Solicitation Statement are eligible for assumption by New Athletics, if the holder of the Option consents to their assumption, pursuant to this Consent Solicitation Statement.

Exchange Ratios and Exercise Price

•	If a holder of an Option consents to New Athletics’s assumption of such Option, such Option will be assumed by New Athletics at the closing of the Merger (the “Assumed Option”) on the same terms and conditions as set forth in the UK Option Scheme and any agreements governing such Option immediately prior to the closing of the Merger, except that:

•	each Assumed Option will be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of New Athletics’s common stock calculated by multiplying (x) the number of shares of Trikon common stock that were issuable upon the exercise of such Option immediately prior to the closing of the Merger by (y) the Trikon exchange ratio of 0.333, rounded down to the nearest whole number of shares of New Athletics common stock; and

•	the per share exercise price for the shares of New Athletics’s common stock issuable upon the exercise of such Assumed Option will be calculated by dividing (x) the exercise price per share of Trikon common stock at which such Option was exercisable immediately prior to the closing of the Merger by (y) the Trikon exchange ratio of 0.333, rounded up to the nearest whole cent.

For example, based on the Trikon exchange ratio of 0.333, if a holder of an Option to purchase 1,000 shares of Trikon common stock for $2.00 per share consented to New Athletics’s assumption of such Option, such holder would then hold an Option to purchase 333 shares of New Athletics’s common stock (1,000 multiplied by 0.333) at a per-share exercise price of $6.01 ($2.00 divided by 0.333)

Vesting and Exercisability of Assumed Options

•	The Assumed Options will be subject to the same vesting terms and conditions and will be exercisable on the same terms and conditions as the Options were subject to as of immediately prior to the closing of the Merger.

•	Vesting on any date is subject to your continued service to us through each relevant vesting date.

Q2.	How would my Options be treated if I fail to consent to New Athletics’s assumption of my Options?

A2.	If a holder of an Option does not consent to New Athletics’s assumption of such Option, such Option will fully vest upon the closing of the Merger and become immediately exercisable for all of the shares of Trikon common stock subject to such Option for a period of six months following the closing of the Merger.

Any such Options that are not exercised on or prior to the six-month anniversary of the closing of the Merger will be cancelled and the holders of such Options will have no further rights to acquire any shares of Trikon common stock.

Holders of Options who are considering withholding their consent to New Athletics’s assumption of their Options and not exercising their Options prior to the closing of the Merger should be aware that upon the closing of the Merger, Trikon will be a subsidiary of New Athletics and there will be no public market for shares of Trikon common stock. In addition, such holders should also be aware that if any holders of Options exercise their Options to purchase shares of Trikon common stock after the closing of the Merger, New Athletics intends to effect a merger of Trikon with and into a wholly owned subsidiary of New Athletics that will result in the cancellation of all shares of Trikon common stock for consideration that is no greater than the consideration that a holder of Trikon common stock would receive in the Merger.

Q3.	How do I consent?

A3.	If you decide to consent to New Athletics’s assumption of your Options, please sign the Consent Letter where indicated below and send a copy of your signed Consent Letter via facsimile to Martyn Tuffery at +44 1633 414 141 and send an original of your signed Consent Letter by mail, also to Martyn Tuffery’s attention at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK. Please send your signed Consent Letter by November 30, 2005.

Q4.	Am I required to consent to the assumption of my Options?

A4.	No. Consenting to the assumption of your Options by New Athletics is completely voluntary. However, if you fail to consent to the assumption of your Options by New Athletics, your Options will be treated as described in the answer to Q2 above.

Q5.	Once I consent to the assumption of my Options, is there anything I must do to receive the Assumed Options?

A5.	To receive the Assumed Options, you must remain employed by Trikon through the date of New Athletics’s assumption of your Options, (which will be upon closing of the Merger) and your Options must not lapse due to any of the events mentioned in Rule 6.2 of the UK Option Scheme.

Q6.	When will I receive confirmation that my Options have been assumed?

A6.	If you consent to the assumption, your Options will be assumed upon closing of the Merger. You will receive a letter from New Athletics shortly after the closing of the Merger, confirming New Athletics’s assumption of your Options, including the details of number of whole shares of New Athletics’s common stock and the per share exercise price for the shares of New Athletics’s common stock issuable upon the exercise of such Assumed Option.

Q7.	Why do I have to provide my consent to New Athletics’s assumption of my Options on or before November 30, 2005?

A7.	We are seeking to obtain your consent to New Athletics’s assumption of your Options on or before November 30, 2005, the expiration date of this Consent Solicitation Statement (the “Expiration

Date”) so that the Options can be assumed in the merger which could close as early as December 1, 2005. New Athletics is obligated to assume only the Options for which it received consent at or prior to the closing of the Merger.

Q8.	Will the terms and conditions of my Assumed Options be the same as my existing Options?

A8.	Each Assumed Option will continue to have, and be subject to, the same terms and conditions applicable prior to the Merger, except that the Assumed Options will be exercisable for shares of New Athletics’s common stock and such number of shares of New Athletics’s common stock and the per share exercise price for the shares of New Athletics’s common stock issuable upon the exercise of such Assumed Option shall be adjusted to reflect the exchange ratio in the Merger as described in the answer to Q1 above.

Q9.	Will I have to pay U.K. taxes if I consent to New Athletics’s assumption of my Options?

A9.	You will not have to pay U.K. taxes if you consent to New Athletics’s assumption of your Options as neither the consent nor the assumption of your Options will be considered taxable events under U.K. tax law.

However, we recommend that you consult your own tax advisor to determine the tax consequences of this Consent Solicitation, as the consequences to you could be dependent on your individual situation. For example, if you are a resident of more than one country, you should be aware that there might be tax consequences that apply to you.

Q11.	When will my Assumed Options expire?

A11.	Your Assumed Option will expire on the same date as the scheduled expiration of your existing Option.

Q12.	Can I change my mind and withdraw my consent?

A12.	Yes. You may change your mind after you have submitted the executed Consent Letter and withdraw your consent at any time before the Expiration Date.

Q13.	How do I withdraw my consent?

A13.	To withdraw your consent, you must properly complete and sign the attached withdrawal form (the “Withdrawal Form”) and deliver it via facsimile to Martyn Tuffery at +44 1633 414 141 (and send an original of your signed Withdrawal Form by mail, also to Martyn Tuffery’s attention at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK.

Q14.	Are you making any recommendation as to whether I should consent to New Athletics’s assumption of my Options?

A14.	In accordance with Rule 14e-2 under the Securities Exchange Act of 1934, the Trikon board of directors recommends that each holder of an Option consent to New Athletics’s assumption of such Options. In reaching its decision to make this recommendation, the Trikon board of directors considered the liquidity of the shares of the common stock of New Athletics after the Merger as compared to the illiquidity of shares of Trikon Common Stock after the Merger and that Options for which consent to the assumption is not given will lapse six months after the closing of the Merger.

Q15.	Where can I find information about New Athletics, Trikon, Aviza and the Merger?

A15.	You may access the Registration Statement and the other relevant documents filed with the Commission at the Commission’s website at http://www.sec.gov and may also obtain free copies of the Registration Statement by writing to Trikon Technologies, Inc., Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, Attention: Investor Relations. WE URGE YOU TO READ THE PROXY STATEMENT/PROSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT NEW ATHLETICS, TRIKON AND AVIZA AND THE PROPOSED MERGER.

Q16.	What if I consent and the Merger is not consummated?

A16.	If the Merger is not consummated, the consent to New Athletics’s assumption of Options by a holder thereof will have no force or effect on the holder’s rights under the UK Option Scheme.

Q17.	Who can I talk to if I have questions about the consent solicitation?

A17.	For additional information or assistance, you should contact Chris Matthews or Martyn Tuffery at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK, +44 1633 414 141.

RISK FACTORS

Participating in this Consent Solicitation involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Risk Factors” in the Proxy Statement/Prospectus, highlight the material risks of your consenting to the assumption of your Options by New Athletics and the material risks of the proposed Merger. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to consent to New Athletics’s assumption of your Options.

In addition, this Consent Solicitation Statement, the Proxy Statement/Prospectus and our various reports filed with the Commission referred to in this Consent Solicitation Statement and in the Proxy Statement/Prospectus, include “forward-looking statements” with respect to New Athletics’, Trikon’s and Aviza’s financial condition, results of operations and businesses. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should” and the negative of these terms or other comparable terminology often identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in the Proxy Statement/Prospectus. Many of the important factors that will determine these results are beyond New Athletics’, Trikon’s and Aviza’s ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date hereof. Except as otherwise required by law, New Athletics, Trikon and Aviza do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Consent Solicitation Statement or to reflect the occurrence of unanticipated events.

Economic Risks

If your employment terminates for any reason before your Assumed Options fully vest, you will not receive any value from the unvested portion of the Assumed Options.

Each Assumed Option will continue to have, and be subject to, the same terms and conditions applicable prior to the Merger and will be subject to the rules of the UK Option Scheme. Accordingly your Assumed Options may be exercised in whole or in part, only if they have not lapsed due to any of the events mentioned in Rule 6.2 of the UK Option Scheme. If you do not remain an employee of Trikon or New Athletics through the date your Assumed Options fully vest, your Assumed Options will expire upon your termination in accordance with Rule 6.3 of the UK Option Scheme. As a result, you will receive no value from the unvested portion of your Assumed Options.

If you do not consent to the assumption of your Options, your Options will fully vest upon the closing of the Merger and become immediately exercisable for all of the shares of Trikon common stock subject to such Option for a period of six months following the closing of the Merger. However, there will be no public market for shares of Trikon common stock following the closing of the Merger, as Trikon will be a subsidiary of New Athletics. Any such unassumed Options that are not exercised on or prior to the six-month anniversary of the closing of the Merger will be cancelled and the holders of such Options will have no further rights to acquire any shares of Trikon common stock.

Business-Related Risks

For a discussion about the “Risks Related to the Merger Transaction” and the “Risks Related to Business of New Athletics,” please read the information set forth in the Proxy Statement/Prospectus under the caption “Risk Factors” on pages 15 to 30 and such information is incorporated herein by reference.

THE CONSENT SOLICITATION

1. Eligibility.

All Options granted under the UK Option Scheme, whether vested or unvested and that are outstanding as of the date of this Consent Solicitation Statement are eligible for assumption by New Athletics, if the holder of the Option consents to their assumption, pursuant to this Consent Solicitation Statement. Options must be outstanding as of immediately prior to the closing of the Merger. For example, if a particular Option expires after you consent to its assumption by New Athletics, but before the closing of the Merger, that particular Option is not eligible for assumption. In addition, to receive an Assumed Option, you must remain employed by Trikon or a successor entity through the closing of the Merger. If, for any reason, you do not remain an employee of Trikon or a successor entity through the date your Option is assumed by New Athletics, you will not receive any Assumed Options or other benefit in exchange for the Options you consented to be assumed.

2. Number of options; expiration date.

In accordance with Rule 14e-1 under the Securities Exchange Act of 1934, Trikon will hold this solicitation open for at least 20 business days from the date this Consent Solicitation Statement is first published, sent or given to holders of Options.

Subject to the terms and conditions of this Consent Solicitation Statement and the Consent Letter attached hereto, we will accept your Consent Letter, if it is properly executed, and is not validly withdrawn, before November 30 , 2005, the Expiration Date.

You may pick and choose which of your eligible Options you wish to consent to be assumed by New Athletics, but each Option that you elect to consent to be assumed by New Athletics must be for the entire portion that is outstanding and unexercised.

Subject to the terms of this Consent Solicitation Statement and upon your consenting to New Athletics’s assumption of your Options, your Options will be assumed by New Athletics at the closing of the Merger and the Assumed Options will be subject to the same terms and conditions as set forth in the UK Option Scheme and any agreements governing such Options immediately prior to the closing of the Merger, and each Assumed Option will be exercisable (or shall become exercisable in accordance with its terms):

•	for that number of whole shares of New Athletics’s common stock equal to (x) the number of shares of Trikon common stock that were issuable upon the exercise of such Option immediately prior to the closing of the Merger multiplied by (y) the Trikon exchange ratio of 0.333, rounded down to the nearest whole number of shares of New Athletics common stock,

•	at the per share exercise price for the shares of New Athletics’s common stock issuable upon the exercise of such Assumed Option equal to (x) the exercise price per share of Trikon common stock at which such Option was exercisable immediately prior to the closing of the Merger divided by (y) the Trikon exchange ratio of 0.333, rounded up to the nearest whole cent

For example, based on the Trikon exchange ratio of 0.333, if a holder of an Option to purchase 1,000 shares of Trikon common stock for $2.00 per share consented to New Athletics’s assumption of such Option, such holder would then hold an Option to purchase 333 shares of New Athletics’s common stock (1,000 multiplied by 0.333) at a per-share exercise price of $6.01 ($2.00 divided by 0.333)

This exchange ratio may be changed upon mutual agreement of the respective board of directors of Trikon and Aviza. However, if the exchange ratio is altered, the aggregate value of your Options will not be affected.

3. Purpose of the Consent Solicitation .

As you may be aware, Trikon has entered into the Merger Agreement with Aviza, New Athletics, Baseball Acquisition Corp. I and Baseball Acquisition Corp. II pursuant to which Trikon and Aviza will consolidate under New Athletics. As a consequence of the Merger, Trikon and Aviza will each become a subsidiary of New Athletics, and stockholders of Trikon and Aviza will become stockholders of New Athletics. Pursuant to Section 2.4.1 of the Merger Agreement, New Athletics will assume all unexercised and unexpired options to purchase Trikon common stock granted under Trikon’s stock option plans, including the Options.

As you know, your Options were granted under the UK Option Scheme. Pursuant to Rules 7.1 and 7.4 of the UK Option Scheme, as an Option holder you must consent to the assumption of your Options by New Athletics within six months from the closing of the Merger, in order for New Athletics to assume your Options.

Holders of the Options who give their consent to the assumption of their Options by New Athletics would effectively be agreeing with New Athletics to release their “Subsisting Options” in exchange for a “New Option” (as such terms are defined in Rule 7.4 of the UK Option Scheme), in accordance with Rule 7.4 of the UK Option Scheme.

The Consent Solicitation to New Athletics’s assumption of the Options is, in effect, an offer by Trikon to the holders of the Options to exchange their existing Option, which is incapable of being assumed by New Athletics without their consent, with a new Option that is identical to the existing Option, and in addition is capable of being assumed by New Athletics pursuant to the Merger Agreement and in accordance with Rules 7.4 of the UK Option Scheme.

In accordance with Rule 14e-2 under the Securities Exchange Act of 1934, the Trikon board of directors recommends that each holder of an Option consent to New Athletics’s assumption of such Options. Please see the answer to Q14 in the Summary Term Sheet above for a discussion of the factors considered by the Trikon board of directors in reaching its decision to make this recommendation. You should evaluate carefully all of the information in this Consent Solicitation Statement and the Proxy Statement/Prospectus and consult your own investment and tax advisors. You must make your own decision about whether to consent to New Athletics’s assumption of your Options.

4. Procedures for consenting to New Athletics’s assumption of Options.

Consent Letter

Participation in this Consent Solicitation is voluntary. If you decide to consent to New Athletics’s assumption of your Options, please sign the Consent Letter where indicated below and send a copy of your signed Consent Letter via facsimile to Martyn Tuffery at +44 1633 414 141 and send an original of your signed Consent Letter by mail, also to Martyn Tuffery’s attention at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK. Please send your signed Consent Letter by November 30, 2005, the Expiration Date.

Your consent constitutes an agreement

Your consenting to New Athletics’s assumption of your Options in accordance with the terms and conditions of this Consent Solicitation Statement constitutes your agreement as required by Rule 7.4 of the UK Option Rules.

The delivery of all documents, including any Consent Letter, is at your risk. We intend to confirm the receipt of your Consent Letter by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your Consent Letter by contacting Martyn Tuffery at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK, +44 1633 414 141.

5. Withdrawal of consent.

You may withdraw the consent you previously gave by signing and sending us the Consent Letter only in accordance with the provisions of this section.

You may withdraw your consent to New Athletics’s assumption of your Options at any time before November 30, 2005, the Expiration Date.

To validly withdraw your consent, you must properly complete and sign the Withdrawal Form and deliver it via facsimile to Martyn Tuffery at +44 1633 414 141 (United Kingdom) and send an original of your signed Withdrawal Form by mail, also to Martyn Tuffery’s attention at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Consent Letter or Withdrawal Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of any Consent Letter or Withdrawal Form. Our determination of these matters will be final and binding.

The delivery of all documents, including any Withdrawal Forms, is at your risk. We intend to confirm the receipt of your Withdrawal Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, you must confirm that we have received your Withdrawal Form by contacting Martyn Tuffery at Trikon Technologies, Inc., Ringland Way, Newport, South Wales, NP18 2TA, UK, +44 1633 414 141.

6. Assumption of Options; Options not assumed

Assumption

Upon the terms and conditions of this Consent Solicitation Statement and upon the closing of the Merger, New Athletics will assume all Options which the holder thereof properly consented to their assumption and did not validly withdraw such consent before the expiration date. The Assumed Options will be subject to the same terms and conditions as set forth in the UK Option Scheme and any agreements governing such Options immediately prior to the closing of the Merger, and each Assumed Option will be exercisable for shares of New Athletics’s common stock in accordance with the exchange ratios described in Section 2 of this Consent Solicitation Statement. The Assumed Options will be vested to the same extent and will continue to vest at the same percentage rate as your existing Option was scheduled to vest.

Options not assumed

If, for any reason, you are not an employee of Trikon or a successor entity through the date your Option is assumed by New Athletics, you will not receive any Assumed Options or other benefit in exchange for the Options you consented to be assumed.

If a holder of an Option does not consent to New Athletics’s assumption of such Option, such Option will fully vest upon the closing of the Merger and become immediately exercisable for all of the shares of Trikon common stock subject to such Option for a period of six months following the closing of the Merger.

Any such Options that are not exercised on or prior to the six-month anniversary of the closing of the Merger will be cancelled and the holders of such Options will have no further rights to acquire any shares of Trikon common stock.

Holders of Options who are considering withholding their consent to New Athletics’s assumption of their Options and not exercising their Options prior to the closing of the Merger should be aware that upon the closing of the Merger, Trikon will be a subsidiary of New Athletics and there will be no public market for shares of Trikon common stock. In addition, such holders should also be aware that if any holders of Options exercise their Options to purchase shares of Trikon common stock after the closing of the Merger, New Athletics intends to effect a merger of Trikon with and into a wholly owned subsidiary of New Athletics that will result in the cancellation of all shares of Trikon common stock for consideration that is no greater than the consideration that a holder of Trikon common stock would receive in the Merger.

7. Conditions of the Consent Solicitation.

Notwithstanding any other provision of this Consent Solicitation Statement, New Athletics will not be required to assume the Options which the holders thereof consented to their assumption by New Athletics, and we may terminate the Consent Solicitation, or postpone New Athletics’s assumption of the Options, at any time on or after the date this consent solicitation begins, and before the Merger is closed, any of the following events has occurred, or has been determined by us to have occurred:

•	there shall have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Consent Solicitation or otherwise relating in any manner, to the Consent Solicitation;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Consent Solicitation, any of which might restrain, prohibit or delay completion or impair the purpose of the Consent Solicitation; or

•	the Merger Agreement is terminated in accordance with its terms.

If the Merger is not closed, the consent to New Athletics’s assumption of Options by a holder thereof will have no force or effect on the holder’s rights under the UK Option Scheme.

The conditions to this Consent Solicitation are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Consent Solicitation. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price range of shares underlying the Options.

There is no established trading market for the Options and no dividends have been paid on the Options in the past two years. In respect of the information regarding the trading market and price for Trikon common stock, the information set forth in the Proxy Statement/Prospectus under the caption “Market Price and Dividend Information” on pages 92 and 93 of the Proxy Statement/Prospectus is incorporated herein by reference.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to consent to New Athletics’s assumption of your Options.

9. Merger; terms of Assumed Options.

Merger

The information regarding the Merger is set forth in the Proxy Statement/Prospectus under the caption “Trikon Special Meeting” in the section titled “Proposal One – The Merger Transaction” on pages 99 to 190 of the Proxy Statement/Prospectus and such information is incorporated herein by reference.

Terms of Assumed Options

The Assumed Options will be subject to the same terms and conditions as set forth in the UK Option Scheme and any agreements governing such Options immediately prior to the closing of the Merger, including in respect of vesting and exercise, conditions under which the Assumed Options would lapse, the adjustments to be made to the Assumed Options in the event of variations in the capitalization of New Athletics, the manner of exercise of the Assumed Options and transferability of the Assumed Options.

Each Assumed Option will be exercisable for shares of New Athletics’s common stock in accordance with the exchange ratios described in Section 2 of this Consent Solicitation Statement. The Assumed Options will be vested to the same extent and will continue to vest at the same percentage rate as your existing Option was scheduled to vest.

10. Information concerning Trikon.

Our principal executive offices are located at Ringland Way, Newport, South Wales NP18 2TA U.K. and the telephone number at that address is 44 (0) 1633 414 000. Information regarding Trikon’s business is set forth in the Proxy Statement/Prospectus under the caption “Trikon’s Business” on pages 45 to 52 of the Proxy Statement/Prospectus and such information is incorporated herein by reference.

11. Interests of directors and executive officers.

A list of our directors and executive officers is set forth in the Proxy Statement/Prospectus under the caption “Directors and Executive Officers of Trikon” on pages 162 and 163 of the Proxy Statement/Prospectus and such information is incorporated herein by reference.

Of the 365,684 outstanding Options, 3,365 are held by Dr. John Macneil, Trikon’s President and Chief Executive Officer, 3,345 are held by Martyn Tuffery, Trikon’s Acting Chief Financial Officer, and 3,411 are held by Nigel Wheeler, Vice Chairman of the Trikon board of directors.

Information regarding the beneficial ownership of each of our executive officers and directors of options to purchase shares of Trikon common stock is set forth in the Proxy Statement/Prospectus in the section titled “Stock Options and Change of Control” on pages 130 to 132 and under the caption “Directors and Executive Officers of Trikon” in the section titled “Executive Compensation” on pages 164 to 168 of the Proxy Statement/Prospectus and such information is incorporated herein by reference.

12. Legal matters; regulatory approvals.

Trikon will not solicit and is not soliciting your consent to New Athletics’s assumption of your Options until the Registration Statement is declared effective by the Commission. The Board of Inland Revenue in the United Kingdom has approved New Athletics’s assumption of your Options. New Athletics’s assumption of your Options will not affect the Board of Inland Revenue approved status of your Options. Other than the above, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by New Athletics’s assumption of the Options as contemplated by this Consent Solicitation Statement, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the assumption of the Options as contemplated herein. Should any additional approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. New Athletics’s obligation under the Merger Agreement to assume the Options is subject to the conditions described therein.

If New Athletics is prohibited by applicable laws or regulations from assuming the Options at the closing of the Merger, your Options will not be assumed. We are unaware of any such prohibition at this time.

13. Material income tax consequences.

We recommend that you consult your own tax or other legal advisor to determine the tax and social insurance contribution and other legal consequences of this Consent Solicitation, as the consequences to you could be dependent on your individual situation.

In addition, if you are a resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

14. Extension of Consent Solicitation; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Consent Solicitation Statement has occurred or is deemed by us to have occurred, to extend the period of time during which the Consent Solicitation is open and delay acceptance of your consent to the assumption of the Options. If we elect to extend the period of time during which this Consent Solicitation is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw your consent until such extended expiration date.

In the case of an extension, we will issue a press release or other public announcement no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Consent Solicitation and to postpone New Athletics’s assumption of any Options you have consented to be assumed if any of the events listed in Section 7 of this Consent Solicitation occurs by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Consent Solicitation has occurred or is deemed by us to have occurred, to amend the Consent Solicitation in any respect. As a reminder, if a particular Option expires after you consent to its assumption by New Athletics, but before the closing of the Merger, that particular Option is not eligible for assumption, even if we delay the assumption of the Options for any reason.

15. Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting your consent to New Athletics’s assumption of your Options.

16. Additional information.

The Consent Solicitation Statement is part of a Tender Offer Statement on Schedule TO that we have filed with the Commission. This Consent Solicitation Statement does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the Proxy Statement/Prospectus and exhibits thereto before making a decision on whether to consent to New Athletics’s assumption of your Options.

You may access the Registration Statement and the other relevant documents filed with the Commission at the Commission’s website at http://www.sec.gov and may also obtain free copies of the Registration Statement by writing to Trikon Technologies, Inc., Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, Attention: Investor Relations. WE URGE YOU TO READ THE PROXY STATEMENT/PROPSPECTUS BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT NEW ATHLETICS, TRIKON AND AVIZA AND THE PROPOSED MERGER.

17. Financial statements.

The information set forth in the Proxy Statement/Prospectus under the caption “Financial Statements” on pages F-1 to F-31 of the Proxy Statement/Prospectus is incorporated herein by reference.

More complete financial information may be obtained by accessing our public filings with the Commission accessible at the Commission’s website at http://www.sec.gov. You may also obtain free copies of our public filings by writing to Trikon Technologies, Inc., Ringland Way, Newport, South Wales NP18 2TA, United Kingdom, Attention: Investor Relations.

18. Miscellaneous.

We are not aware of any jurisdiction where the Consent Solicitation is not in compliance with applicable law. If we become aware of any jurisdiction where the Consent Solicitation is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Consent Solicitation will not be made to, nor will consent to New Athletics’s assumption of the Options be accepted from the Option holders residing in such jurisdiction.

You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Consent Solicitation other than the information and representations contained in this Consent Solicitation Statement. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Trikon Technologies, Inc.

October 28, 2005